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                 March 26, 2021

       Patrick A.H. Schorn
       Chief Executive Officer
       Borr Drilling Ltd
       S. E. Pearman Building, 2nd Floor
       9 Par-la-Ville Road
       Hamilton HM11
       Bermuda

                                                        Re: Borr Drilling Ltd
                                                            Registration
Statement on Form F-3
                                                            Filed March 19,
2021
                                                            File No. 333-254525

       Dear Mr. Schorn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              James A. McDonald, Esq.